Issuer Free Writing Prospectus dated April 28, 2016

Filed Pursuant to Rule 433

Registration Statement No. 333-205275

(Supplementing Preliminary Prospectus Supplement dated April 27, 2016 and

Prospectus dated July 16, 2015)

Theravance Biopharma, Inc.
Ordinary Shares

The following information should be read together with the preliminary prospectus supplement dated April 27, 2016 (including the documents incorporated by reference therein, the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated July 16, 2015 (including the documents incorporated by reference therein, the “Base Prospectus”). The following information supersedes the information in the Preliminary Prospectus Supplement and the Base Prospectus to the extent that it is inconsistent therewith. Terms used but not defined herein have the meanings ascribed to them in the Preliminary Prospectus Supplement dated April 27, 2016.

Issuer:	Theravance Biopharma, Inc. (the “Company”)
Ticker/Exchange for Ordinary Shares:	TBPH/The NASDAQ Global Market
Ordinary Shares Offered:	4,765,000
Option to Purchase Additional Shares:	714,750
Public Offering Price:	$21.00 per share
Underwriting Discount:	6.00%
Net Proceeds to the Company, Before Expenses:	$94,061,100.00 (or $108,170,265.00 if the underwriters exercise their option to purchase additional shares in full)

The Company has been informed by Leerink Partners LLC that it bought 29,142 ordinary shares of the Company on behalf of the underwriters of this offering at an average purchase price of $21.17 per share on April 28, 2016 in pre-stabilization activities.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates, and such registration statement has been declared effective by the SEC.  Before you invest, you should read the preliminary prospectus supplement and the prospectus contained in the registration statement for more complete information about the Company and this offering.  The preliminary prospectus supplement and the registration statement (including the prospectus) may be accessed through the SEC’s website at www.sec.gov.  Alternatively, you may obtain a copy of the preliminary prospectus supplement and the prospectus and, when available, the final prospectus supplement, from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525 ext. 6142 or by e-mail at: Syndicate@Leerink.com or from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, New York, NY 10055, or by e-mail at: ecm.prospectus@evercore.com.

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